EXHIBIT 99.1

BJ's Restaurants, Inc. Reports First Quarter Diluted Net Income Per Share of $0.16 and Adjusted Diluted Net Income Per Share of $0.20

HUNTINGTON BEACH, Calif., May 1, 2014 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for its first quarter 2014 that ended on Tuesday, April 1, 2014.

First Quarter 2014 Highlights:

  Total revenues increased 9.1% to $205.8 million
  Total restaurant operating weeks increased 13%
  Opened two new restaurants
  Comparable restaurant sales declined 2.9%
  Net income and diluted net income per share of $4.7 million and $0.16, respectively
  Non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share of $5.8 million and $0.20, respectively, when excluding the $1.6 million of pre-tax expenses, or $0.04 diluted net income per share, related to the shareholder settlement agreement announced on April 22, 2014.

"Our sales and operating trends improved during the second half of the quarter after several weeks of severe weather and industry-wide traffic headwinds at the beginning of 2014," commented Greg Trojan, President and Chief Executive Officer. "As a result of the momentum in the latter part of the quarter, comparable restaurant sales, restaurant level margins and operating margins exceeded the expectations we set at the time we reported fourth quarter results in mid-February. I am very proud of our restaurant operators for successfully managing items within their control during the quarter. In addition, we rolled out our first major new menu update in over a year along with a new brand positioning which were supported by a television, digital and print media campaign in mid-March. These efforts helped drive improved traffic for a solid finish to the first quarter."

"Our first quarter results also reflect a more balanced promotional spend compared to the fourth quarter of 2013 and benefited from our ongoing cost optimization initiatives to eliminate certain non-strategic expenses, while preserving the unique dining experience we deliver to our guests. While first quarter restaurant level margins improved on a quarterly sequential basis to 17.1% from 15.1%, we remain focused on returning to our historical restaurant level margins of at least 19% by leveraging our industry-leading guest traffic levels, improving our kitchen efficiencies through Project Q, implementing our new sales driving initiatives and maintaining a strong focus on managing restaurant operating costs. At the same time, we are focused on growing returns on invested capital as we've lowered our initial capital cost to build new restaurants with our 7,400 square foot prototype, which is expected to cost approximately $1 million less than our current prototype while achieving similar sales productivity. We believe these initiatives, coupled with our expansive long-term development opportunities, will enhance shareholder value going forward," Trojan said.

Development Update:

In the first quarter of 2014, BJ's opened two new restaurants in Gainesville, Virginia and Little Rock, Arkansas and currently plans to open three restaurants in the second quarter (of which one already opened in Katy, Texas). "BJ's remains committed to the continued execution of our national restaurant expansion plan as a key driver of creating sustainable long-term value for our shareholders," continued Trojan. "Our objective has always been to execute an operational and financial strategy that represents the best means of building value over the long-term for the BJ's concept, brand and shareholders. To achieve our goal of opening new restaurants with the lower-cost 7,400 square foot prototype, we now plan to open a total of 11 new restaurants this year and delay the opening of four restaurants until the first half of fiscal 2015. Among other things, this will allow the time necessary to re-submit plans for the new restaurant prototype design and allow our teams to focus even more on our sales building initiatives."

Based on the timing of the 11 new restaurant openings this year, BJ's expects total restaurant operating weeks will grow approximately 11% in 2014. The Company currently anticipates opening at least 15 new restaurants in fiscal 2015, all of which will feature the new prototype design.

Trojan concluded, "With significant cash flow from operations and a strong balance sheet, we are positioned with the financial capacity and flexibility to continue our long-term growth strategy of increasing restaurant operating weeks by at least 10% annually, while continuing to execute the recently announced sales building and brand initiatives and returning capital to shareholders through the $50 million share repurchase program announced in April."

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its first quarter 2014 earnings release today, May 1, 2014, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Senior management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the "Investors" page of the Company's website located at http://www.bjsrestaurants.com and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

BJ's Restaurants, Inc. currently owns and operates 149 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries in addition to using independent third party brewers to produce and distribute BJ's critically acclaimed proprietary craft beers throughout the chain. The Company's restaurants are located in California (64), Texas (30), Florida (15), Arizona (6), Colorado (5), Nevada (5), Ohio (4), Washington (4), Oklahoma (3), Oregon (3), Kentucky (2), Virginia (2), Arkansas (1), Indiana (1), Kansas (1), Louisiana (1), Maryland (1) and New Mexico (1). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increase in minimum wage and other employment related costs, including the potential impact of the Patient Protection and Affordable Care Act on our operations, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns, (vii) factors that impact California, where 64 of our current 149 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and, BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	First Quarter Ended
	April 1, 2014		April 2, 2013
Revenues	$205,822	100.0%	$188,625	100.0%
Costs and expenses:
Cost of sales	51,187	24.9	46,294	24.5
Labor and benefits	74,396	36.1	65,933	35.0
Occupancy and operating	45,074	21.9	40,576	21.5
General and administrative	12,826	6.2	12,709	6.7
Depreciation and amortization	13,452	6.5	11,469	6.1
Restaurant opening	1,128	0.5	712	0.4
Loss on disposal of assets & impairments	422	0.2	100	0.1
Legal and other settlements	1,550	0.8	--	--
Total costs and expenses	200,035	97.2	177,793	94.3
Income from operations	5,787	2.8	10,832	5.7

Other income:
Interest income, net	7	--	47	--
Other income, net	386	0.2	324	0.2
Total other income	393	0.2	371	0.2
Income before income taxes	6,180	3.0	11,203	5.9

Income tax expense	1,522	0.7	2,930	1.6

Net income	$4,658	2.3%	$8,273	4.4%

Net income per share:
Basic	$0.16		$0.29
Diluted	$0.16		$0.29

Weighted average number of shares outstanding:
Basic	28,369		28,139
Diluted	28,978		28,838

Percentages reflected above may not reconcile due to rounding.

BJ's Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	April 1,	December 31,
	2014	2013
	(unaudited)	(audited)
Cash, cash equivalents and marketable securities	$45,122	$32,786
Total assets	$626,092	$610,879
Total long-term debt, including current portion	$ --	$ --
Shareholders' equity	$410,000	$401,436

BJ's Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	First Quarter Ended
	April 1, 2014		April 2, 2013
Stock-based compensation (1)
Labor and benefits	$517	0.3%	$328	0.2%
General and administrative	725	0.4	839	0.4
Total stock-based compensation	$1,242	0.7%	$1,167	0.6%

Operating Data
Comparable restaurant sales % change	(2.9%)		0.4%
Restaurants opened during period	2		1
Restaurants open at period-end	148		131
Restaurant operating weeks	1,908		1,690

(1) Percentages represent percent of total revenues.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Adjusted Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has included the following non-GAAP adjusted financial measures in this press release or in the webcast to discuss the Company's financial results for first quarter 2014 which may be accessed via the Company's website at http://www.bjsrestaurants.com: (i) non-GAAP adjusted net income and (ii) non-GAAP adjusted diluted net income per share. Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses. As a general matter, the Company uses these non-GAAP adjusted financial measures in addition to and in conjunction with results presented in accordance with GAAP to help analyze the performance of its core business. The Company believes that such non-GAAP adjusted financial information is provided by its competitors and such information is used by analysts and others in the investment community to analyze the Company's results and in formulating estimates of future performance and that failure to report these non-GAAP adjusted measures could result in confusion among analysts and others and a misplaced perception that the Company's results have underperformed or exceeded expectations.

These non-GAAP adjusted financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP adjusted financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

For the first quarter 2014, non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share exclude professional fees incurred in connection with the shareholder settlement agreement announced on April 22, 2014.

Reconciliation of Non-GAAP Adjusted Financial Measures
(Unaudited, dollars in thousands except for per share data)

	First Quarter Ended
	April 1, 2014			April 2, 2013
	$	%	Per Share	$	%	Per Share
Net income & diluted net income per share, as reported	$4,658	2.3%	$0.16	$8,273	4.4%	$0.29
Shareholder settlement costs (1)	1,550	0.8	0.05	--	--	--
Tax effect – shareholder settlement costs (2)	(381)	(0.2)	(0.1)	--	--	--
Non-GAAP adjusted net income & diluted net income per share	$5,827	2.8%	$0.20	$8,273	4.4%	$0.29

Per share amounts and percentages reflected above may not reconcile due to rounding.
Percentages represent percent of total revenues.

(1) Included in legal and other settlements.

(2) The tax effect is based on the Company's effective tax rate of 24.6% for the first quarter 2014.
CONTACT: For further information, please contact Greg Levin of BJ's Restaurants, Inc. at (714) 500-2400